Exhibit 99.1

Closing of $500 million notes of CNH Industrial Capital LLC

Basildon, September 13, 2023

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announced that its wholly owned subsidiary, CNH Industrial Capital LLC, has completed its previously announced offering of $500 million in aggregate principal amount of 5.500% notes due 2029, with an issue price of 99.399%.

The net proceeds of this offering were approximately $493 million after payment of offering and other related expenses. CNH Industrial Capital LLC intends to add the net proceeds from the offering to its general funds and use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets in the ordinary course of business. The net proceeds may also be applied to repay CNH Industrial Capital LLC’s indebtedness as it becomes due.

The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, will pay interest semi-annually on January 12 and July 12 of each year, beginning on January 12, 2024, and will be guaranteed by CNH Industrial Capital America LLC and New Holland Credit Company, LLC, each a wholly owned subsidiary of CNH Industrial Capital LLC. The notes will mature on January 12, 2029.

RBC Capital Markets, LLC, J.P. Morgan Securities LLC, Santander US Capital Markets LLC and Wells Fargo Securities, LLC are acting as joint book-running managers and the representatives of the underwriters for the offering, and Intesa Sanpaolo IMI Securities Corp., NatWest Markets Securities Inc., SG Americas Securities, LLC and UniCredit Capital Markets LLC are acting as joint book-running managers for the offering. The offering was made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission on March 14, 2022. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained by contacting RBC Capital Markets, LLC, Attn: Syndicate Operations, 200 Vesey Street, 8th Floor, New York, NY 10281, Telephone: 1-866-375-6829, Email: rbcnyfixedincomeprospectus@rbccm.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-866-803-9204; Santander US Capital Markets LLC, 437 Madison Avenue, 10th floor, New York, NY 10022, Telephone: 1-855-403-3636, Email: DCMAmericas@santander.us; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Email: wfscustomerservice@wellsfargo.com, Toll-Free: 1-800-645-3751. Copies of the prospectus supplement and the accompanying prospectus for the offering are also available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

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CNH Industrial N.V.

Cranes Farm Road

Basildon, Essex

United Kingdom

SS14 3AD

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

CNH Industrial Capital LLC is an indirect wholly owned subsidiary of CNH Industrial N.V. and is headquartered in Racine, Wisconsin. As a captive finance company, the primary business of CNH Industrial Capital LLC and its subsidiaries is to underwrite and manage financing products for end-use customers and dealers of CNH Industrial America LLC and CNH Industrial Canada Ltd. (collectively, “CNH Industrial North America”) and provide other related financial products and services to support the sale of agricultural and construction equipment sold by CNH Industrial North America. CNH Industrial Capital LLC and its subsidiaries also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. CNH Industrial Capital LLC’s principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406, and the telephone number is +1(262) 636-6011.

Contacts:

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